                                                                   Exhibit 11


                              LIST RENTAL AGREEMENT

This list rental agreement (the "Agreement") is entered into on this 6th day of December 2000 by and between PRIMEDIA Magazines Inc. ("PRIMEDIA") and About.com, Inc. ("About") with respect to use of the PRIMEDIA consumer and special interest magazine mailing list owned by PRIMEDIA (the "Mailing List"), pursuant to the terms and conditions hereinafter set forth.

      1. About expressly acknowledges that the Mailing List shall be strictly limited to no more than three uses, solely and exclusively for mailings of mailing pieces promoting About (the "Mailing Pieces"). The content of the Mailing Pieces shall be adhere to the same content standards as advertisements which appear in Seventeen Magazine and shall be subject to PRIMEDIA's advance approval which shall not be unreasonably withheld. PRIMEDIA shall deliver the Mailing List to About no later than December 29, 2000. Upon such delivery, About shall immediately acknowledge receipt and acceptance of the Mailing List in writing. About agrees and acknowledges that upon such delivery, PRIMEDIA's obligations relating to the Mailing List are fully satisfied.

      2. In consideration of the use of the Mailing List, About shall issue to PRIMEDIA 120,987 shares of common stock of About, par value $.001 per share on the date hereof with an aggregate value equal to $2,450,000 (the "Common Stock"). The Common Stock shall be issued to PRIMEDIA promptly upon of the execution of this Agreement. The Common Stock shall be duly authorized, validly issued and non-assessable. Within five (5) business days of the date of this Agreement, About shall execute a customary registration rights agreement in a form reasonably satisfactory to About and PRIMEDIA providing PRIMEDIA with piggyback rights for the Vested Portion of the Common Stock (including standard cut-backs) except in respect of registration on Form S-8 or registrations for issuing stock in the context of an acquisition.

      3. About hereby unconditionally promises, agrees, represents and warrants that as a condition to the use of the Mailing List it will not (i) disclose, transfer, duplicate, reproduce or retain in any form or manner whatsoever the Mailing List or any part thereof or permit any third party, agent, employee or contractor of their respective agents or employees to do any of the foregoing, regardless of whether the Mailing List takes the form of printed labels, magnetic tape or otherwise; (ii) disclose the identity of PRIMEDIA as the list owner or the derivation or source of the Mailing List to any third party; (iii) use the Mailing List as a basis for a phone or e-mail solicitation; (iv) use the Mailing List in connection with "free offers" or for any other offer in which a negative response is requested or solicited. About shall erase the Mailing List from all storage devices upon which it is stored immediately upon processing its mailing.

      4. About acknowledges that the Mailing List is the property of PRIMEDIA.

      5. About acknowledges that the Mailing List has and will continue to be monitored to prevent unauthorized use thereof, by a combination of one or more methods of computer control and or planted and/or varied names and addresses. About hereby consents to such controls.

      6.    PRIMEDIA makes no warranty or representation of any nature regarding
            (i) the accuracy of the Mailing List's names and addresses; (ii) the results to be obtained from the use of the Mailing List or (iii) the number of mail pieces which are actually deliverable based on the information contained in the Mailing List.

      7. About agrees to indemnify and hold harmless PRIMEDIA from any and all claims, damages, liabilities, expenses, including but not limited to attorney fees and expenses, however incurred, relating to the use of the Mailing List by About or its agents contrary to the provisions of this Agreement.

      8. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

      9. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach. Any waiver must be in writing. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

      10. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

      11. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the others. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

      12. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

      13. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. The exchange (by facsimile) of facsimile copies of executed counterparts of this Agreement shall be deemed execution and delivery thereof, provided that receipt of such facsimile is confirmed in writing. Original copies shall follow by documented overnight delivery.

      14. The parties hereto agree that in interpreting this Agreement there shall be no inference against the drafting party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                              About.com, Inc.


                               /s/ Todd Sloan
                              -----------------------------------
                              Name:  Todd Sloan
                              Title: Chief Financial Officer





                              PRIMEDIA Inc.


                               /s/ Lawrence Rutkowski
                              -----------------------------------
                              Name:  Lawrence Rutkowski
                              Title: Executive Vice President and
                                       Chief Financial Officer